Exhibit 23.1

KPMG LLP

345 Park Avenue

New York, NY 10154

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the incorporation by reference of our report of Citigroup Inc. and subsidiaries (“Citigroup”) dated February 27, 2009, in the Amended Registration Statement on Form S-4 (“the Registration Statement”) relating to Citigroup’s offer to exchange Common Stock for any and all of the issued and outstanding Preferred Depositary Shares and the offer to exchange Common Stock for issued and outstanding Trust Preferred Securities, with respect to the consolidated balance sheets of Citigroup as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2008 and 2007. We also consent to the incorporation by reference of our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, and to the reference to our firm under the heading “Experts” in the Registration Statement. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2007, in Citigroup’s methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leveraged lease transaction.

May 11, 2009

KPMG LLP, a U. S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.